0 Medical Transcription Billing, Corp. June 2015 Medical Transcription Billing, Corp. (NASDAQ: MTBC) Corporate Presentation – September 2015 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 205664 September 4, 2015

1 This free writing prospectus relates to the proposed public offering of Series A Preferred Stock of Medical Transcription Billing, Corp . (the “Company”), which is being registered on a Registration Statement on Form S - 1 (No . 333 - 205664 ) (the “Registration Statement”) . This free writing prospectus should be read together with the preliminary prospectus included in that Registration Statement (including the risk factors described therein), which can be accessed through the following link : http : //www . sec . gov/Archives/edgar/data/ 1582982 / 000114420415042557 /v 415070 _s 1 . htm . You should also read the other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling Amrita Deol at (732) 873 - 5133 x 141 or emailing adeol@MTBC . com . Statement about Free Writing Prospectus

2 Forward - Looking Statements This presentation contains forward - looking statements within the meaning of the federal securities laws . These statements relate to anticipated future events, future results of operations or future financial performance . In some cases, you can identify forward - looking statements by terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “goals”, “intend”, “likely”, “may”, “plan”, “potential”, “predict”, “project”, “will” or the negative of these terms or other similar terms and phrases . Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward - looking statements ultimately prove to be correct . Forward - looking statements in this presentation include, without limitation, statements reflecting management’s expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions . Forward - looking statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements . These factors include : • our ability to manage our growth, including acquiring and effectively integrating other businesses into our infrastructure ; • our ability to retain our customers, including effectively migrating and keeping new customers acquired through business acquisitions ; • our ability to attract and retain key officers and employees, including Mahmud Haq, our CEO, and personnel critical to the transition and integration of our newly acquired businesses ; • our ability to raise capital and obtain financing on acceptable terms ; • our ability to compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have ; • our ability to maintain operations in Pakistan in a manner that continues to enable us to offer competitively priced products and services ; • our ability to keep and increase market acceptance of our products and services ; • our ability to keep pace with a changing healthcare industry and its rapidly evolving regulatory environment ; • our ability to protect and enforce intellectual property rights ; and • our ability to maintain and protect the privacy of customer and patient information . Although we believe that the expectations reflected in the forward - looking statements contained in this presentation are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . The statements in this presentation are made as of the date of this presentation, and the Company does not assume any obligations to update the forward - looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made .

3 Transaction Overview Issuer Medical Transcription Billing, Corp. Exchange: Symbol NASDAQ: MTBCP (1) Shares offered 11% Series A Cumulative Redeemable Perpetual Preferred Stock (2) Par Value $25.00 per share Offering Size $15,000,000 Over - Allotment Option 15% Use of Proceeds Acquisitions and organic growth Bookrunner Ladenburg Thalmann & Co. Inc . Co - Managers Chardan Capital Markets, LLC, Feltl and Company, Boenning & Scattergood, Inc. (1) The Series A Preferred Stock has been approved for listing on the NASDAQ capital market (2) The shares are redeemable after 5 years at par value. Dividends will be payable on the 15 th day of each month.

4 Healthcare information technology company Scalable, cost - efficient business model with p redictable recurring revenue ▪ Cloud - based software ▪ Educated, low - cost offshore labor force with 1,800 employees ▪ 95% of revenue visibility at the beginning of each quarter Highly experienced management team ▪ Completed and integrated 12 acquisitions over the last 5 years ▪ Public company and industry experience ▪ Distinguished Board of Directors Large, highly fragmented market ▪ Consolidator in the highly fragmented healthcare IT market ▪ Over 1,500 RCM companies, none with greater than 5 % market share ▪ Regulatory changes are driving consolidation MTBC Highlights ▪ Proprietary, fully integrated, SaaS and service solution • Mobile Health (“mHealth”) • Electronic Health Record (“EHR”) • Practice Management (“PM”) • Revenue Cycle Management (“RCM”) Initial Public Offering ▪ IPO on Nasdaq Capital Market, July, 2014

5 MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web - based solutions, together with related business services, to healthcare providers. MTBC Overview Revenue Cycle Management Mobile Health Electronic Health Records Practice Management Integrated Software - as - a - Service platform Helps customers: ▪ increase revenues ▪ streamline workflows ▪ make better business and clinical decisions ▪ reducing operating costs ▪ LTM revenue of $ 25 million ▪ Serving 820 practices representing 1,760 providers ▪ Headquarters located in Somerset, NJ All numbers as of June 30, 2015 Key Stats

6 Experienced Leadership Team Mahmud Haq – CEO and Chairman of the Board ▪ Former CEO of Compass International Services Corporation ( Nasdaq:CMPS ). Completed 14 acquisitions in 18 months during 1998 – 1999, growing revenue from $87 million at the time of IPO to a run rate of ~$180 million at the time Compass was acquired by NCO Group, Inc. (Nasdaq: NCOG) for $112 million of consideration to shareholders ▪ Held various senior executive positions at American Express Company (NYSE:AXP) for 12 years including Vice President of Global Risk Management ▪ B.S. in Aviation Management, Bridgewater State College (Massachusetts). M.B.A. in Finance, Clark University (Massachusetts) Stephen Snyder – President and Director ▪ Joined MTBC in 2005. Formerly served as VP/General Counsel and Chief Operating Officer ▪ Attorney for 14 years with M&A and healthcare law experience ▪ Writings on healthcare industry, law and policy have been published by American Bar Association and various healthcare industry publications ▪ J.D. Rutgers School of Law – Newark, senior editor of law journal Bill Korn – Chief Financial Officer ▪ Joined MTBC in 2013 ▪ Former CFO of Antenna Software, Inc. from 2002 – 2012, where he completed 5 acquisitions and was a key contributor to growing the business at a CAGR of 87% ▪ Former executive at IBM (NYSE:IBM) for 10 years. He was part of the senior management team that created IBM’s highly successful services strategy in the 1990’s ▪ A.B. in Economics magna cum laude , Harvard College. M.B.A. Harvard Business School

7 Howard Clark Jr. ▪ Former CFO of American Express Company (NYSE:AXP) ▪ Former CEO, Chairman and Vice Chairman of Shearson Lehman and Vice Chairman of Barclays Capital Anne Busquet ▪ Board member of Pitney Bowes Inc. (NYSE:PBI), Intercontinental Hotels Group plc (LSE:IHG) and Provista Diagnostics, Inc. ▪ Former President of American Express Interactive Services and New Businesses Division John Daly ▪ Former EVP and Director of E.F. Hutton & Company ▪ Former Head of Private Client Division and Int’l Equity Capital Markets at Salomon Brothers Cameron Munter ▪ President and CEO of the East - West Institute ▪ Former U.S. Ambassador to Pakistan and U.S. Deputy Chief of Mission to Poland Distinguished Board of Directors Management plus Board members own 44 % of MTBC’s common stock

8 Mobile Health Electronic Health Record Practice Management Revenue Cycle Management 1 - 10 > 11 70% of physicians 30% of physicians Nasdaq : MTBC Market Opportunity ▪ 70 % of the 500K+ ambulatory physicians practice are in MTBC’s target market: 1 – 10 physicians Market opportunity: $13 billion Largest participant: 5% market share 70% of physicians in MTBC’s target market ▪ The U.S. ambulatory EHR/RCM industry represents a $13+ billion opportunity ▪ athenahealth , Inc. ( Nasdaq:ATHN ) is the largest market participant with a market share of 5% Nasdaq: ATHN

9 ▪ ~1,800 employees in Pakistan, with 200 dedicated technology professionals ▪ English - speaking, college educated ▪ ISO 27001 certified / HIPAA compliant ▪ Redundant backup facility four hours away ▪ Nominated for 2015 U.S. Secretary of Secretary's Award for Corporate Excellence MTBC’s Competitive Advantage Pakistan labor costs are approximately 1 / 10 th of U.S. employees and ½ the cost of India - based employees Pakistan operations allow MTBC to realize significant cost savings at approximately one tenth the cost of U.S. employees and half the cost of India - based labor.

10 Leverage lower costs into EBITDA growth Migrate customers to MTBC platform Acquire ambulatory RCM companies Market Opportunity ▪ Large market with over 1,500 RCM providers ▪ Highly fragmented with no single provider over 5% market share Potential customer acquisition models ▪ Seller financing ▪ Acquisition line of credit ▪ MTBC capital or equity Active pipeline of acquisition targets Growth Strategy: Acquisition

11 Growth Strategy: Organic ▪ Integration between partner’s EHR and MTBC’s RCM/PM ▪ Partner promotes MTBC and provides qualified leads ▪ Integration between partner’s EHR and MTBC’s RCM ▪ Partner promotes MTBC and provides qualified leads ▪ Interfaces to 350 EHR systems ▪ Integration X - link and MTBC’s RCM and PM ▪ Will allow seamless integration to additional EHR Lead - generating relationships with software vendors Revenue share relationships with other RCM vendors Target partners Typical payment structure Other ▪ RCM vendor, revenue: $500K – $3M ▪ Profitability : operating at break - even or loss ▪ Start of relationship: 5% TTM revenues ▪ Monthly payment: % of revenue collected for 36 months ▪ After 36 months: 5% of TTM revenues ▪ MTBC handles all RCM activities for customers in perpetuity ▪ Transition occurs over 30 - 90 days ▪ MTBC hires 1 - 3 former employees of partner Traditional Sales and Marketing ▪ Historically < 2% of revenue ▪ We will hire experienced marketing and sales leaders with a portion of proceeds

12 MTBC Integrated Solutions ▪ Automates the labor - intensive workflow of medical offices in a unified and streamlined platform. • Online p atient scheduling, automated reminders • Real time insurance eligibility and deductible details ▪ Enter and view patient information online, avoiding the need for numerous charts and records for each patient. • Integrated lab orders and results • Option to dictate notes ▪ Improves medical billing reimbursement process to accelerate and increase collections, reduce errors in submissions and streamline workflow. • Business intelligence and analytics module • Comprehensive patient support Practice Management (PM) Revenue Cycle Management (RCM) Electronic Health Record (EHR) mHealth ▪ Extend the core components to mobile applications • Doctor convenience • Patient access

13 Industry Drivers MTBC’s technology offers healthcare providers a cost - effective, single - sourced vendor to meet the requirements of a changing regulatory landscape while simultaneously lowering costs Affordable Care Act ICD - 9 to ICD - 10 Conversion EHR Meaningful Use ▪ Creates unprecedented challenges for smaller EHR / RCM vendors ▪ Requires providers to use technology like MTBC’s technology to avoid penalties and earn bonuses ▪ Increases complexity of selecting billing codes by ~5x

14 mHealth

15 Electronic Health Record

16 Practice Management System Aging Widget

17 Business Intelligence

18 Quarterly Adjusted EBITDA Annual Revenue MTBC Financial Snapshot 2015 Forward Looking Guidance ▪ Revenue: $24 – $25 million ▪ Adjusted EBITDA: breakeven $10 $18 $25 $5 $15 $25 2013 2014 LTM as of June 2015 ($0.8) ($0.9) ($0.7) ($0.1) ($1.0) ($0.5) $0.0 $0.5 $1.0 Q3 2014 Q4 2014 Q1 2015 Q2 2015 (in $ millions)

19 ▪ MTBC’s pricing is among the most competitive in the industry ▪ Aligns MTBC with financial goals of our customers ▪ One to three year contracts, with auto - renewal ▪ Includes our integrated mHealth, EHR, practice management solution and revenue cycle management ▪ Optional chargeable services include transcription, coding, and consulting ▪ Integration with third - party EHR platforms at no additional charge Revenue Model Integrated solution fee is a percentage of payments, Aligning our interests with doctors Effective rate: 5% Contract term Integrated offering Value - added services Integration with EHR's

20 Integration Progress ▪ As part of the IPO, MTBC acquired 3 companies on July 28, 2014 ▪ Doubled Pakistan workforce to accommodate workload from acquisitions ▪ Eliminated need for 450 subcontractors in India by Jan 2015 (double the cost of Pakistan employees) ▪ Lease costs reduced by more than 65%; third party software and telecom cost reductions in process $2.0 $2.5 $3.0 $3.5 $4.0 $4.5 $5.0 Q4 2014 Q1 2015 Q2 2015 $ M Expense Reduction Direct Operating Costs 0% 25% 50% 75% 100% Jul-14 Sept-14 Dec-14 Mar-15 Jun-15 Acquisition Integration % Core Operations Handled in Pakistan % Accounts Migrated to MTBC Platform

21 $5.2 $12.1 - $5 $10 $15 1H 2014 (1) 1H 2015 (3) NOTES: 1) 2013 and 1H 2014 revenues reflect MTBC prior to the 3 acquisitions at the time of the IPO 2) 2014 revenue includes the 3 acquired businesses from July 28 – December 31, 2014 3) LTM 2015 revenue covers July 1, 2014 – June 30, 2015, and includes the 3 acquired businesses Revenue Trends Annual Revenue (all $ in millions) YTD Revenue $10.5 $18.3 $25.2 - $10 $20 2013 (1) 2014 (2) LTM as of June 2015 (3)

22 EBITDA Trends Adjusted EBITDA (all $ in millions) 2009 - 2012 MTBC 2013 MTBC (Pre - Acquisitions) Target Margin (Post - Integration) Adjusted EBITDA Margin 7 – 12% 11% 30% ▪ Because we added staff offshore in advance of reducing staff onshore, there were necessary duplicate expenses post - IPO in 2014 and in Q1 2015 ▪ We are in the process of realizing additional cost savings: • Migrating remaining acquired customers to the MTBC platform • Transitioning remaining work offshore • Closing several U.S. facilities NOTES: 1) 2013 Adjusted EBITDA reflects MTBC prior to the 3 acquisitions at the time of the IPO 2) 2014 Adjusted EBITDA includes 3 acquired businesses from July 28 – December 31, 2014 3) 2014 and Q1 2015 Adjusted EBITDA includes ramp - up of offshore employees prior to terminating subcontractors and reducing onshore employees $1.1 ($1.7) ($0.7) ($0.1) ($2.0) ($1.0) - $1.0 $2.0 2013 (1) 2014 (2) (3) Q1 2015 (3) Q2 2015

23 Use of Proceeds Use of Proceeds : $15 M Preferred Stock raise plus $4 M term loan (1) NOTES: (1) MTBC has the option to borrow an additional $4 M at 5% (prime + 1.75%) from Opus Bank after the completion of $15M of the Preferred Offering (2) After the first quarter in which MTBC’s Adjusted EBITDA is greater than the quarterly dividend, the proceeds remaining in thi s account may be used for corporate purposes 15 4 14 3 $19 $19 2 - $5 $10 $15 $20 Sources Uses Preferred Stock Additional term loan Underwriters discount, offering fees Growth capital / M&A Two year reserve for dividend payments (2)

Capitalization / Ownership Table

OWNERSHIP TABLE as of September 2, 2015				
Holder Name	# of Common Shares (Total)	% of Common Shares	# of Fully Diluted Shares	% of Fully Diluted Shares
Officers & Directors				
Mahmud Haq (CEO & Chairman of the Board)	4,801,070	43.5%	4,801,070	39.4%
Other Officers and Directors	98,517	0.9%	341,017	2.8%
Total Officers & Directors	**4,899,587**	**44.4%**	**5,142,087**	**42.2%**
Acquisitions				
Omni Medical Billing Services, LLC	1,048,650	9.5%	1,048,650	8.6%
Practicare Medical Management, Inc.	292,500	2.7%	292,500	2.4%
CastleRock Solutions, Inc.	304,849	2.8%	304,849	2.5%
Total Acquired Businesses	**1,645,999**	**14.9%**	**1,645,999**	**14.9%**
Total Officers, Directors and Acquisitions	**6,545,586**	**59.4%**	**6,788,086**	**61.6%**
Public Float	**4,276,734**	**38.8%**	**5,346,134**	**43.8%**
Warrants @ $5.00 per share	**-**	**0.0%**	**100,000**	**0.8%**
TOTAL SHARES	**11,024,503**	**100.0%**	**12,193,903**	**100.0%**

CAPITALIZATION TABLE as of September 2, 2015	
Description	# of Common Share Equivalents
Common Shares Outstanding	11,024,503
Shares reserved for RSUs which are granted but not vested	314,275
Equity Incentive Plan less RSUs granted	755,125
Options	-
Warrants @ $5.00 per share	100,000
Total Fully Diluted Shares Outstanding	**12,193,903**

Insiders own 59% of MTBC's common stock

24

25 MTBC Highlights Healthcare information technology company Scalable, cost - efficient business model with p redictable recurring revenue ▪ Cloud - based software ▪ Educated, low - cost offshore labor force with 1,800 employees ▪ 95% of revenue visibility at the beginning of each quarter Highly experienced management team ▪ Completed and integrated 12 acquisitions over the last 5 years ▪ Public company and industry experience ▪ Distinguished Board of Directors Large, highly fragmented market ▪ Consolidator in the highly fragmented healthcare IT market ▪ Over 1,500 RCM companies, none with a 5% market share ▪ Regulatory changes are driving consolidation ▪ Proprietary, fully integrated, SaaS and service solution • Mobile Health (“mHealth”) • Electronic Health Record (“EHR”) • Practice Management (“PM”) • Revenue Cycle Management (“RCM”) Initial Public Offering ▪ IPO on Nasdaq Capital Market July 23, 2014